Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley	Julie Stroh
President and Chief Executive Officer	Chief Financial Officer
(757) 626-1111 x 307	(757) 626-1111 x 301
lin.earley@watersidecapital.com	julie.stroh@watersidecapital.com

Waterside Capital Delisted from Nasdaq

VIRGINIA BEACH, VA – March 15, 2010 – On January 7, 2010, the Registrant announced that its common stock would be delisted from the Nasdaq Stock Market. The Registrant’s common stock was suspended on January 11, 2010, and has not traded on the Nasdaq Stock Market since that time. On March 9, 2010, Nasdaq filed a Form 25 with the Securities and Exchange Commission to complete the delisting. The delisting becomes effective on March 19, 2010, ten days after the Form 25 was filed.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $17.8 million of loans and investments in 13 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” including Waterside’s optimism regarding the growth of its portfolio companies (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, investment opportunities, results, performance or expectations, ability to cure the SBA Capital Impairment default, ability to close on transactions designed to enhance shareholder value, etc.—may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.